Exhibit 99.1

Press Release	Source: China North East Petroleum Holdings Ltd.

China North East Petroleum Holdings Ltd. to Raise $18.4 Million in Registered Direct Offering
WEDNESDAY SEPTEMBER 16, 8:30am ET

HARBIN, CHINA and NEW YORK, September 16, 2009--China North East Petroleum Holdings Limited (the “Company”) (NYSE AMEX: NEP), an oil producing company in Northern China, has entered into definitive agreements to sell 4 million shares of its common stock at a price per share of $4.60 pursuant to a registered direct offering to several select institutional investors, representing gross proceeds of approximately $18.4 million.

Investors will also receive warrants to purchase 800,000 shares of China North East Petroleum Holding Ltd.’s common stock. The warrants have an exercise price of $6.00 per share and are exercisable beginning six months after the closing of the transaction and before the two and a half year anniversary of such initial issuance date. The closing of the offering is expected to take place on or about Friday, September 18th, 2009, subject to the satisfaction of customary closing conditions. China North East Petroleum Holdings Ltd. plans to use the net proceeds from the offering to fund its future business expansion plan, and for general working capital purposes.

The shares and warrants are being offered by China North East Petroleum Holding Ltd. pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission dated September 9th, 2009. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM - News), acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC's website at http://www.sec.gov.

ABOUT CHINA NORTH EAST PETROLEUM (NYSE Amex: NEP)

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China’s private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. For more information about the Company, please visit http://www.cnepetroleum.com

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission.

For more information, please contact:

     United States:
     Chao Jiang
     Executive Vice President of Finance
     Tel:   +1-212-307-3568
     Email: chao.jiang@cnepetroleum.com

     China:
     Yang Dio Zhang
     Chief Financial Officer
     Tel:   +86-451-5558-0253
     Email: dio.zhang@cnepetroleum.com